Exhibit 99.1

April 30, 2020

IDACORP, Inc. Announces First Quarter 2020 Results, Affirms 2020 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) recorded first quarter 2020 net income attributable to IDACORP of $37.5 million, or $0.74 per diluted share, compared with $42.7 million, or $0.84 per diluted share, in the first quarter of 2019.

"Now more than ever, Idaho Power is working to satisfy its unwavering commitment to safely provide reliable energy to our communities as we all work through the challenge of the pandemic. As a 104-year-old company, we have navigated through many challenging conditions, and we are working through the current crisis in a way that supports our customers, owners, and employees,” said IDACORP President and Chief Executive Officer Darrel Anderson.

"We continued to see strong customer growth in our service area, increasing 2.6 percent over the twelve months ending March 31, 2020, which helped offset the modest initial impacts of stay-at-home orders and deliver first quarter results in line with our expectations. Current quarter results were impacted by expected decreases in transmission wheeling-related revenues compared with last year's first quarter, together with mild winter weather that contributed to reduced residential and commercial customer loads. Despite these headwinds, IDACORP still recorded its second-highest first quarter earnings per share in nearly 20 years," concluded Anderson.

IDACORP affirms its previously reported full year 2020 earnings guidance in the range of $4.45 to $4.65 per diluted share, also affirming that Idaho Power does not expect to utilize in 2020 any of the additional tax credits available under its Idaho earnings support mechanism and assuming normal weather conditions for the remainder of the year. This guidance also includes those considerations related to COVID-19 described below.

Performance Summary

A summary of financial highlights for the quarter ended March 31, 2020 is as follows (in thousands, except per share amounts):

	Three months ended March 31,
	2020	2019
Net income attributable to IDACORP, Inc.	$37,490	$42,686
Average outstanding shares – diluted (000’s)	50,527	50,518
IDACORP, Inc. earnings per diluted share	$0.74	$0.84

The table below provides a reconciliation of net income attributable to IDACORP for the three months ended March 31, 2020, from the same period in 2019 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended
Net income attributable to IDACORP, Inc. - March 31, 2019		$42.7
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	3.6
Usage per retail customer, net of associated power supply costs and power cost adjustment mechanisms	(6.1)
Idaho fixed cost adjustment (FCA) revenues	4.5
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and power cost adjustment mechanisms	(2.1)
Transmission wheeling-related revenues	(5.4)
Other operations and maintenance (O&M) expenses	(0.9)
Other changes in operating revenues and expenses, net	(0.2)
Decrease in Idaho Power operating income	(6.6)
Non-operating income and expenses	1.5
Income tax expense	0.3
Total decrease in Idaho Power net income		(4.8)
Other IDACORP changes (net of tax)		(0.4)
Net income attributable to IDACORP, Inc. - March 31, 2020		$37.5

IDACORP's net income decreased $5.2 million for the first quarter of 2020 compared with the first quarter of 2019, primarily due to lower net income at Idaho Power. Customer growth increased operating income by $3.6 million in the first quarter of 2020 compared with the first quarter of 2019, as the number of Idaho Power customers grew by approximately 14,400, or 2.6 percent, during the twelve months ended March 31, 2020. Lower sales volumes on a per-customer basis decreased operating income by $6.1 million in the first quarter of 2020 compared with the first quarter of 2019, as more moderate weather in Idaho Power's service area led residential and commercial customers to use less energy for heating. Also, some Idaho Power commercial customers were negatively impacted by the COVID-19 public health crisis which, combined with the more moderate weather, caused commercial customers to use 5 percent less energy per customer in March 2020 compared with March 2019. Idaho Power estimates that the effect on retail revenues of the lower usage per commercial customer due to the COVID-19 public health crisis was less than $1 million in the first quarter of 2020. The decrease in residential sales volumes per customer was mostly offset by the FCA mechanism (applicable to residential and small general service customers), which increased revenues in the first quarter by $4.5 million.
The net decrease in retail revenues per MWh decreased operating income by $2.1 million in the first quarter of 2020 compared with the first quarter of 2019, partially caused by changes in customer mix, as volumes sold to residential customers in the first quarter of 2020 made up a lesser portion of the customer sales mix compared with the first quarter of 2019. Residential customers generally pay a higher per-MWh rate than other customers. Also, the Idaho-jurisdiction PCA mechanism includes a cost or benefit ratio that allocates the deviations in certain net power supply expenses between customers (95 percent) and Idaho Power (5 percent). In the first quarter of 2019, net power supply expenses were reduced by a significant amount of wholesale energy sales due to regional wholesale energy market conditions. Regional wholesale energy prices were elevated due to below normal regional temperatures, lack of energy imports due to equipment maintenance, and natural gas pipeline disruptions. The higher wholesale energy prices during the first quarter of 2019 led to greater wholesale energy sales by Idaho Power, of which 5 percent benefited Idaho Power.

During the first quarter of 2020, transmission wheeling-related revenues decreased $5.4 million compared with the first quarter of 2019. Idaho Power's open access transmission tariff rates decreased approximately 13 percent in October 2019 and there was less regional wholesale market activity in the first quarter of 2020 compared with the first quarter of 2019 due to the market conditions noted above.

Other O&M expenses were $0.9 million higher in the first quarter of 2020 compared with the first quarter of 2019, primarily due to a slight increase in labor and benefit costs.

Based on its estimate of full-year 2020 return on year-end equity in the Idaho jurisdiction, in the first quarter of 2020 Idaho Power recorded no additional accumulated deferred investment tax credits (ADITC) amortization or any provision against revenues for sharing of earnings with customers under the Idaho regulatory settlement stipulation approved in May 2018.

2020 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is affirming its earnings guidance estimate for 2020. The 2020 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per share)	No change	$ 4.45 – $ 4.65
Idaho Power Additional Amortization of ADITCs	No change	None
Idaho Power Operating & Maintenance Expense	No change	$ 350 – $ 360
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction	No change	$ 300 – $ 310
Idaho Power Hydropower Generation (MWh)	6.0 – 8.0	6.5 – 8.5
(1) As of April 30, 2020.
(2) As of February 20, 2020, the date of filing IDACORP's and Idaho Power's Annual Report on Form 10-K for the year ended December 31, 2019.

To-date, Idaho Power has not experienced significant disruption to its business operations, critical supply chain shortages, or major declines in customer usage related to COVID-19. On April 23, 2020, the Governor of the State of Idaho released a plan to lift restrictions in stages during May and June 2020. Idaho Power has taken a number of actions to protect its employees, customers, operations, and financial condition and liquidity in light of COVID-19. However, if circumstances associated with COVID-19 were to deteriorate more than Idaho Power anticipates in the company’s service area or nationally, resulting in increased or prolonged adverse economic impacts on our customers or important suppliers, Idaho Power could experience more substantial load declines, increases in uncollectible accounts, and supply chain challenges, which could affect financial projections and results and may require Idaho Power to use additional tax credits available under its Idaho earnings support mechanism to achieve earnings in the range set forth above. Although it is difficult to predict the long-term impact of weakened and evolving economic conditions due to the pandemic and stay-at-home orders on Idaho Power's customers, and the associated potential impact to the earnings guidance range, as of today Idaho Power does not expect to utilize in 2020 any of the additional tax credits.

More detailed information on Idaho Power’s actions in response to COVID-19, as well as operational and financial risks associated with COVID-19, are described in IDACORP’s and Idaho Power’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydropower generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydropower projects as the core of its generation portfolio, Idaho Power's more than 570,000 residential, business and agricultural customers pay some of the nation's lowest prices for electricity. To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance and estimated key operating and financial metrics, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investments; (b) changes to or the elimination of Idaho Power's cost recovery mechanisms; (c) the widespread impacts of the recent COVID-19 coronavirus outbreak on the global and regional economy and on Idaho Power's employees, customers, contractors, and suppliers, including on loads and revenues, uncollectible amounts, transmission revenues, and other aspects of the companies' business; (d) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, the loss or change in the business of significant customers, or the addition of new customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery through customer rates in the event of those changes; (e) abnormal or severe weather conditions, including conditions and events associated with climate change, wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation levels, repair costs, service interruptions, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may affect Idaho Power's sale or delivery of electric power or introduce operational or cyber-security vulnerability to the power grid; (g) acts or threats of terrorist incidents, other malicious acts, acts of war, cyber-attacks, the companies' failure to secure data or to comply with privacy laws or regulations, security breaches, or the disruption or damage to the companies' business, operations, or reputation resulting from such events and related litigation or penalties; (h) the expense and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure that Idaho Power may be unable or unwilling to complete or may not be deemed prudent by regulators; (i) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities; (j) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, climate change, or a credit downgrade; (k) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems may constrain resources or cause Idaho Power to incur repair costs and purchase replacement power at increased costs; (l) accidents, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power assets, which can cause unplanned outages, reduce generating output, damage the company assets, operations, or reputation, subject Idaho Power to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties for which Idaho Power may have inadequate insurance coverage; (m) the increased purchased power costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (n) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (o) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (p) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover associated increased costs through rates; (q) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (r) failure to comply with mandatory reliability and security requirements, which may result in penalties, reputational harm, and operational changes; (s) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of resulting operational changes through insurance or rates, or from third parties; (t) the impacts of economic conditions, including inflation, interest rates, supply costs, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers, and the collection of receivables; (u) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (v) changes in the method for determining LIBOR and the potential replacement of LIBOR and the impact on interest rates for IDACORP's and Idaho Power's credit facilities; (w) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (x) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (y) the assumptions underlying the coal mine reclamation obligations at Bridger Coal Company and related funding requirements; (z) the ability to continue to pay dividends based on financial performance and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; (aa) Idaho Power's concentration in one industry and one region and the lack of diversification, and the resulting exposure to regional economic conditions and regional legislation and regulation; (bb) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to attract and retain skilled workers and third-party vendors, and the ability to adjust the labor cost structure when necessary; and (cc) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and Form 10-Q and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and in the Form 10-Q and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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